                            Consumers Gas Group
                   Management's Discussion and Analysis


This MD&A should be read along with the MD&A in the 1996 Form 10-K of CMS Energy included and incorporated by reference herein. CMS Energy has issued shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding the businesses of CMS Energy, including the nature and issuance of Class G Common Stock, see the MD&A of CMS Energy.


Earnings

                                                           In Millions
June 30                                 1997       1996         Change

Three months ended                       $ 5        $ 5          $  -
Six months ended                          44         53            (9)
Twelve months ended                       50         63           (13)

Earnings while flat for the three month periods, decreased in both the six month and twelve month periods ended June 30, 1997, as a result of decreased gas deliveries due to warmer temperatures during the first quarter of 1997 and an extra day for leap year in 1996. The first half of 1997 earning comparison also reflects higher depreciation and general taxes, partially offset by lower operation and maintenance expenses. The twelve month ended earnings comparison reflects higher operation, depreciation and general taxes, partially offset by lower maintenance expenses and benefits from gas services activities.


Cash Position, Investing and Financing

Operating Activities: Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first six months of 1997 and 1996 totaled $208 million and $151 million, respectively. The $57 million increase primarily reflects changes in the timing of cash receipts and payments related to Consumers Gas Group's operations. Consumers Gas Group uses its operating cash mainly to maintain and expand its gas utility transmission and distribution systems and to retire portions of its long-term debt and pay dividends.

Investing Activities: Cash used in investing activities remained unchanged for the first six months of 1997 and 1996, primarily reflecting capital expenditures.

Financing Activities: Cash used in financing activities during the first six months of 1997 and 1996 totaled $135 million and $76 million, respectively. The $59 million increase reflects the reduction of allocated long-term debt and the 1997 absence of proceeds from preferred securities sold in 1996.

Other Investing and Financing Matters: Consumers has an agreement permitting the sale of certain accounts receivable for up to $500 million. At June 30, 1997, receivables sold totaled $266 million. Consumers Gas Group's attributed portion of these receivables sold totaled $58 million.

For further information, see Cash Position, Investing and Financing in CMS Energy's MD&A.


Results of Operations

For a discussion of results of operations, see Consumers Gas Group Results of Operations in CMS Energy's MD&A.


Gas Issues

For a discussion of Gas Rate Proceedings, GCR Matters and Gas
Environmental Matters, see Consumers Gas Group Issues in CMS Energy's
MD&A.


Forward-Looking Information

For cautionary statements relating to Consumers Gas Group's forward-looking information, see Forward-Looking Information in CMS Energy's MD&A.

Capital Expenditures: CMS Energy estimates the following capital expenditures for Consumers Gas Group, including new lease commitments, over the next three years. These estimates are prepared for planning purposes and are subject to revision.

                                                               In Millions
Years Ended December 31                   1997         1998           1999

Gas utility (a)                           $112         $102           $102
Michigan Gas Storage                         3            3              3

                                          ----         ----           ----
                                          $115         $105           $105

                                          ====         ====           ====
(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments, and other cash needs in the foreseeable future. For further information regarding forward-looking information, see the Consumers Gas Group Outlook discussion in CMS Energy's MD&A.
                   (This page intentionally left blank)

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


                                                  Consumers Gas Group
                                                 Statements of Income
                                                      (Unaudited)


                                                  Three Months Ended       Six Months Ended    Twelve Months Ended
June 30                                            1997         1996      1997         1996      1997         1996
                                                                             In Millions, Except Per Share Amounts

Operating Revenue                                $  220       $  209    $  718       $  757    $1,242       $1,273
                                                 ------       ------    ------       ------    ------       ------
Operating Expenses
  Operation
    Cost of gas sold                                118          107       432          453       729          744
    Other                                            43           46        82           88       186          189
                                                 ------       ------    ------       ------    ------       ------
                                                    161          153       514          541       915          933
  Maintenance                                         8            9        16           18        38           38
  Depreciation, depletion and amortization           17           14        55           51        91           87
  General taxes                                      11           10        32           31        55           55
                                                 ------       ------    ------       ------    ------       ------
                                                    197          186       617          641     1,099        1,113
                                                 ------       ------    ------       ------    ------       ------
Pretax Operating Income                              23           23       101          116       143          160
                                                 ------       ------    ------       ------    ------       ------
Other Deductions                                      -           (1)       (1)          (2)       (5)          (1)
                                                 ------       ------    ------       ------    ------       ------
Fixed Charges
  Interest on long-term debt                          7            7        14           15        29           30
  Other interest                                      3            2         6            5        13           11
  Capitalized interest                                -            -         -            -        (1)          (1)
  Preferred stock dividends                           2            2         3            3         6            6
                                                 ------       ------    ------       ------    ------       ------
                                                     12           11        23           23        47           46
                                                 ------       ------    ------       ------    ------       ------
Income Before Income Taxes                           11           11        77           91        91          113

Income Taxes                                          6            6        33           38        41           50
                                                 ------       ------    ------       ------    ------       ------
Net Income                                       $    5       $    5    $   44       $   53    $   50       $   63
                                                 ======       ======    ======       ======    ======       ======
Net Income Attributable to CMS Energy
 Shareholders through Retained Interest          $    3       $    4    $   33       $   40    $   38       $   47
                                                 ======       ======    ======       ======    ======       ======
Net Income Attributable to Class G Shareholders  $    2       $    1    $   11       $   13    $   12       $   16
                                                 ======       ======    ======       ======    ======       ======
Average Class G Common Shares Outstanding             8            8         8            8         8            8
                                                 ======       ======    ======       ======    ======       ======
Earnings Per Average Class G Common Share        $  .16       $  .16    $ 1.34       $ 1.66    $ 1.52       $ 2.05
                                                 ======       ======    ======       ======    ======       ======
Dividend Declared Per Class G Common Share       $ .295       $  .28    $  .59       $  .56    $ 1.18       $ 1.12
                                                 ======       ======    ======       ======    ======       ======


The accompanying condensed notes are an integral part of these statements.

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

                                                  Consumers Gas Group
                                               Statements of Cash Flows
                                                      (Unaudited)


                                                                    Six Months Ended        Twelve Months Ended
June 30                                                             1997        1996           1997        1996
                                                                                                    In Millions
Cash Flows from Operating Activities
  Net income                                                      $   44      $   53         $   50      $   63
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization                      55          51             91          87
        Deferred income taxes and investment tax credit                7           7             13           6
        Capital lease and other amortization                           1           3              2           5
        Other                                                         (1)          1              -           1
        Changes in other assets and liabilities                      102          36             42           1
                                                                  ------      ------         ------      ------
          Net cash provided by operating activities                  208         151            198         163
                                                                  ------      ------         ------      ------
Cash Flows from Investing Activities
  Capital expenditures (excludes assets placed under capital lease)  (51)        (53)          (135)       (130)
  Cost to retire property, net                                        (4)         (4)            (9)        (10)
  Other                                                               (1)          1             (1)          4
                                                                  ------      ------         ------      ------
          Net cash used in investing activities                      (56)        (56)          (145)       (136)
                                                                  ------      ------         ------      ------
Cash Flows from Financing Activities
  Increase (decrease) in notes payable, net                          (85)        (82)             6          (4)
  Retirement of bonds and other long-term debt                       (23)          -            (31)         (6)
  Payment of common stock dividends                                  (19)        (18)           (38)        (36)
  Repayment of bank loans                                             (7)          -             (7)          -
  Repayment of long-term note                                         (2)          -             (2)          -
  Payment of capital lease obligations                                (1)         (3)            (2)         (6)
  Issuance of common stock                                             2           2              5           3
  Proceeds from bank loans                                             -           -             23           -
  Proceeds from long-term note                                         -          22              -          22
  Contribution from CMS Energy stockholders                            -           3              -          21
                                                                  ------      ------         ------      ------
          Net cash used in financing activities                     (135)        (76)           (46)         (6)
                                                                  ------      ------         ------      ------
Net Increase in Cash and Temporary Cash Investments                   17          19              7          21

Cash and Temporary Cash Investments, Beginning of Period              15           6             25           4
                                                                  ------      ------         ------      ------
Cash and Temporary Cash Investments, End of Period                $   32      $   25         $   32      $   25
                                                                  ======      ======         ======      ======


The accompanying condensed notes are an integral part of these statements.

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

                                                  Consumers Gas Group
                                                    Balance Sheets


ASSETS                                                                 June 30                          June 30
                                                                          1997      December 31            1996
                                                                    (Unaudited)            1996      (Unaudited)
                                                                                                    In Millions
Plant and Property (At Cost)
  Plant and property                                                    $2,270           $2,203          $2,229
  Less accumulated depreciation, depletion and amortization              1,202            1,133           1,227
                                                                        ------           ------          ------
                                                                         1,068            1,070           1,002
  Construction work-in-progress                                             22               46              53
                                                                        ------           ------          ------
                                                                         1,090            1,116           1,055
                                                                        ------           ------          ------

Current Assets
  Cash and temporary cash investments at cost, which approximates market    32               15              25
  Accounts receivable and accrued revenue, less allowances
    of $2, $4 and $1, respectively (Note 4)                                 72               97             131
  Inventories at average cost
    Gas in underground storage                                             125              186             109
    Materials and supplies                                                   8                8               9
  Deferred income taxes                                                      3                4               9
  Trunkline settlement                                                       -               25              30
  Prepayments and other                                                     27               49              30
                                                                        ------           ------          ------
                                                                           267              384             343
                                                                        ------           ------          ------

Non-current Assets
  Postretirement benefits                                                  148              153             158
  Deferred income taxes                                                     12               11              13
  Other                                                                     60               59              68
                                                                        ------           ------          ------
                                                                           220              223             239
                                                                        ------           ------          ------
Total Assets                                                            $1,577           $1,723          $1,637
                                                                        ======           ======          ======






STOCKHOLDERS' INVESTMENT AND LIABILITIES                               June 30                          June 30
                                                                          1997      December 31            1996
                                                                    (Unaudited)            1996      (Unaudited)
                                                                                                    In Millions
Capitalization
  Common stockholders' equity                                           $  397           $  370          $  380
  Preferred stock                                                           78               78              78
  Long-term debt                                                           356              446             434
  Non-current portion of capital leases                                     16               17              19
                                                                        ------           ------          ------
                                                                           847              911             911
                                                                        ------           ------          ------
Current Liabilities
  Current portion of long-term debt and capital leases                      82               24              21
  Notes payable                                                             29              114              23
  Accounts payable                                                          86               85              82
  Accrued taxes                                                             44               61              44
  Accrued refunds                                                            5                7              24
  Accrued interest                                                           4                7               8
  Trunkline settlement                                                       -               25              30
  Other                                                                     40               52              44
                                                                        ------           ------          ------
                                                                           290              375             276
                                                                        ------           ------          ------
Non-current Liabilities
  Postretirement benefits                                                  172              171             176
  Regulatory liabilities for income taxes, net                             177              169             169
  Deferred investment tax credit                                            26               27              27
  Other                                                                     65               70              78
                                                                        ------           ------          ------
                                                                           440              437             450
                                                                        ------           ------          ------

Commitments and Contingencies (Notes 3 and 5)

Total Stockholders' Investment and Liabilities                          $1,577           $1,723          $1,637
                                                                        ======           ======          ======


The accompanying condensed notes are an integral part of these statements.

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


                                                  Consumers Gas Group
                                       Statements of Common Stockholders' Equity
                                                      (Unaudited)


                                                Three Months Ended       Six Months Ended   Twelve Months Ended
June 30                                          1997         1996      1997         1996      1997        1996
                                                                                                    In Millions
Common Stock
  At beginning and end of period                 $184         $184      $184         $184      $184        $184
                                                 ----         ----      ----         ----      ----        ----
Other Paid-in Capital
  At beginning of period                          135          130       134          126       131         107
  Common stock issued                               1            1         2            2         5           3
  CMS Energy stockholders' contribution             -            -         -            3         -          21
                                                 ----         ----      ----         ----      ----        ----
    At end of period                              136          131       136          131       136         131
                                                 ----         ----      ----         ----      ----        ----
Retained Earnings
  At beginning of period                           81           69        52           30        65          38
  Net income                                        5            5        44           53        50          63
  Common stock dividends declared                  (9)          (9)      (19)         (18)      (38)        (36)
                                                 ----         ----      ----         ----      ----        ----
    At end of period                               77           65        77           65        77          65
                                                 ----         ----      ----         ----      ----        ----
Total Common Stockholders' Equity                $397         $380      $397         $380      $397        $380
                                                 ====         ====      ====         ====      ====        ====


The accompanying condensed notes are an integral part of these statements.


                            Consumers Gas Group
                  Condensed Notes to Financial Statements


These financial statements and their related notes should be read along with the financial statements and notes contained in the 1996 Form 10-K of CMS Energy Corporation that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


1:   Corporate Structure

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the business of CMS Energy, see the Notes to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

CMS Energy has issued shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding the nature and issuance of the Class G Common Stock, see Note 5 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


2:   Earnings Per Share and Dividends

Earnings per share for the three, six and twelve month periods ended June 30, 1997, and the three and six months ended June 30, 1996, reflect the performance of Consumers Gas Group. Earnings per share for the twelve months ended June 30, 1996, reflect the performance of Consumers Gas Group since the initial issuance of the Class G Common Stock in 1995. The earnings (loss) attributable to Class G Common Stock and the related amounts per share are computed by considering the weighted average number of shares of Class G Common Stock outstanding.

Earnings attributable to outstanding Class G Common Stock are equal to Consumers Gas Group's net income multiplied by a fraction; the numerator is the weighted average number of Outstanding Shares during the period, and the denominator is the weighted average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per share basis, for the six months ended June 30, 1997 and 1996, are based on 24.30 percent and 23.72 percent of the income of Consumers Gas Group, respectively.

In February and May 1997, the Board of Directors declared a quarterly dividend of $.295 per share on Class G Common Stock. In July 1997, the Board of Directors declared a quarterly dividend of $.31 per share on Class G Common Stock payable in August 1997.


3:   Rate Matters

For information regarding rate matters directly affecting Consumers Gas Group, see the Gas Proceedings discussion in Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


4:   Short-Term and Long-Term Financings

Consumers' short-term and long-term financings are discussed in Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to Consumers Gas Group at June 30, 1997 and 1996, is estimated by management to be $58 million and $41 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributed to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. Management believes these allocations to be reasonable.


5:   Commitments and Contingencies

Capital Expenditures: Consumers Gas Group estimates capital expenditures, including new lease commitments, of $115 million for 1997 and $105 million for 1998 and 1999. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting Consumers Gas Group (including those involving former manufactured gas plant sites), see the Environmental Matters and Other discussions in Note 7 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


6:   Supplemental Cash Flow Information

For purposes of the Statement of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Consumers Gas Group's other cash flow activities and non-cash investing and financing activities were:

                                                               In Millions
                                    Six Months Ended   Twelve Months Ended
June 30                                1997     1996          1997    1996

Cash transactions
  Interest paid (net of
    amounts capitalized)                $21      $18           $42     $39
  Income taxes paid
    (net of refunds)                     23       30            26      37

Non-cash transactions
  Assets placed under
    capital lease                      $  1     $  -          $  2    $  1
  Capital leases refinanced               -        -             -       9

                           ARTHUR ANDERSEN LLP



                 Report of Independent Public Accountants
                 ----------------------------------------



To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Energy Company and its wholly-owned subsidiary, Michigan Gas Storage Company) as of June 30, 1997 and 1996, the related statements of income and common stockholders' equity for the three-month, six-month and twelve-month periods then ended, and the related statements of cash flows for the six-month and twelve-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1996, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 24, 1997, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                                     Arthur Andersen LLP



Detroit, Michigan,
   August 11, 1997.